Exhibit 14.1



                                 Code of Ethics

                                 Policy Purpose

GTSI believes in honesty, integrity, and fairness in how we treat one another, our partners, our customers, and the public. This policy describes how the Board of Directors, Company Officers, and all GTSI Employees (together the "GTSI Team") strive as a Company to uphold the highest ethical standards.

General Expectations
--------------------
We expect that all members of the GTSI Team will be honest in all actions and statements, whether written or verbal. We will act ethically at all times. This includes the following commitments:


Avoiding Conflict of Interest
-----------------------------
We represent GTSI's, not personal interests in our business dealings. We avoid doing anything that might cause a customer or partner representative to put their personal interests ahead of those of the organization for whom they work. We follow this Code of Ethics and our other Company policies and we do not provide money, loans, gifts, or other favors that might appear to influence the business decisions or compromise the judgment of another party. We do not place ourselves in a conflict of interest with GTSI. We do not use our position at GTSI to aid any business in which we or a member of our family has a material financial interest. We do not receive any gifts or payments in return for doing business with someone. We do not permit our employees to work for a vendor partner while an employee of GTSI.

If a Team Member, either directly or through a member of his or her immediate family, has a material financial interest in a party to a transaction with GTSI, we require it to be disclosed to GTSI, for the Team Member's protection and for that of the company. When we are uncertain whether a financial interest is material or when we have any questions about what is permitted, we consult with the GTSI Legal Department.

Interacting with Customers and Partners

We are careful in interacting with customers and partners.


Interacting with Customers

We follow the highest ethical standards when interacting with any employee of a federal, state, or local government agency. We do not offer anything of value to any government employee, except as allowed by applicable law. We may provide
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promotional items, light snacks or non-alcoholic drinks to government employees if part of a GTSI sponsored event, provided the value is nominal and included as part of a meeting with government employees. We will not accept gifts, money, or other favors from customers without first obtaining the prior approval of a GTSI officer. If Team Members have any questions about what is permitted, we encourage them to consult with the GTSI Legal Department.

Interacting with Vendor Partners

GTSI vendors must adhere to the highest standards of ethical behavior and regulatory compliance and not conflict with the best interest of GTSI. Vendors should provide high quality services and products while maintaining cost effectiveness. We do not engage in any unethical or illegal conduct with our vendors such as accepting kickbacks or bribes in return for business. We only permit the acceptance of promotional items of minor value (typically $50 or less) from vendor partners, unless permitted by a GTSI officer. We will politely decline to accept or will return any vendor-provided item that creates or could create a conflict of interest. Our employees may participate in vendor sales promotions, contests, or other incentive programs only as expressly authorized by GTSI.

No False Information

Sales, marketing and other activities often require the presentation of GTSI's people, products, and services in the best possible light. However, we should never cross the line and make false claims or provide false information to vendors, customers, or other parties to secure business or other advantages for GTSI. Doing so places the company at risk and is a violation of our Code of Ethics.


Compliance with Laws and Regulations
------------------------------------
We obey all applicable laws and regulations when conducting GTSI business. We do our best to obey the laws and regulations that govern our business. We know we are responsible for understanding these laws and regulations as they apply to our jobs and for preventing, detecting, and reporting violations to the extent that we can.

Since we operate in a highly regulated area, we take special care to respond in a timely manner to any regulatory inquiry. In every case, we are honest and truthful in our statements to government representatives. We work closely with GTSI's Legal Department in responding to any regulatory inquiry and providing the appropriate response to any government request for information.

Political Activities

We encourage our employees to be informed participants in civic activities on their own time, outside of the office. We are aware that federal and state laws restrict the use of corporate resources in elections and seek to inform our employees about these restrictions. As a result, we do not give company funds to political campaigns, and we do not authorize the use company resources (including facilities, equipment, and materials) to support any political

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activities. We can be politically active, but must do so as individuals, on our own time, outside of the office.

Financial Integrity

We accurately and honestly record and report GTSI financial information. We comply with all statutory and regulatory requirements regarding record reporting. We require that all financial transactions are properly executed in accordance with appropriate management authorization, and are recorded to reflect accurately GTSI's financial status.

Use of Information Technology

We provide certain information technology and access to this information technology for the use of our Team. We require that its use be primarily for legitimate GTSI business-related purposes. We ask for the use of good judgment, common sense, and ethical, lawful, and professional behavior while using company-provided information technology and its contents.

Intellectual Property

We comply with the laws and regulations that govern the rights to and protection of our own and others' copyrights, trademarks, patents, trade secrets, and other forms of intellectual property.

Confidential and Proprietary Information

We commit to protect GTSI confidential and proprietary non-public information and use it only as necessary to conduct GTSI business. We also strive to protect the confidential nature of our partners' non-public information. We will not use this information for our personal advantage or for non-GTSI business use, and will maintain this confidentiality even after GTSI no longer employs us.

Insider Information and Trading in GTSI Securities

We set strict standards for dealing with material, non-public information concerning GTSI, and have a specific policy covering insider trading and tipping. We will comply with our corporate policy on insider trading and tipping, and will contact GTSI's Legal Department when we have any questions on what is, and what is not allowed.

Equal Opportunity Employment

We welcome a diverse work environment by supporting the cultural and ethnic diversity of our Team Members. As described in our Equal Opportunity Employment policy, we are committed to providing equal employment opportunity to all qualified employees and applicants.

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

Note to Team Members:

Code Guidance
If you need guidance with this Code of Ethics please contact the GTSI Legal Department. For additional guidance regarding a business practice or compliance issue; you can talk to your immediate supervisor, manager, another member of management, our Human Resources VP, or someone in the GTSI Legal Department.

Enforcement of Code of Ethics
Violations of the GTSI Code of Ethics, and related policies, are unacceptable. Consequences for such violations may include disciplinary action up to and including termination of employment. Individuals who have willfully failed to report known violations may also be subject to disciplinary action.


Waiver of Code of Ethics
------------------------
Any waiver of this Code for an Executive Officer or member of the Board of Directors may be made only by the Board of Directors and will be promptly disclosed as required by law or Nasdaq stock exchange requirements.

What do I do if I discover an unethical action or untruthful statement?
If you are aware of any questionable behavior or possible violation of the GTSI Code of Conduct, you should take steps to report it as described below. If you are uncertain whether an act or omission violates the Code, you should obtain guidance from the GTSI Legal Department or our Human Resources VP.


Reporting Non-Compliance
------------------------
o To report a potential non-compliance situation, you may also call the GTSI Compliance Line at 703-502-2841 (see the Compliance Line Policy for more information). The GTSI Compliance Line is a dedicated phone line that is available to you 24 hours a day, 7 days a week, 365 days a year. You may call the GTSI Compliance Line anonymously.


o Another means to report a potential non-compliance situation is to send an e-mail to GTSI Legal at compliance@gtsi.com. A GTSI Legal representative will read these e-mails and respond to you.


o You may also send a letter identifying the potential non-compliance to GTSI Legal at GTSI Corp., Legal Department, 3901 Stonecroft Blvd, Chantilly, VA 20151 or send a fax to 703-222-5217. You may submit such letters and faxes to GTSI Legal anonymously if you prefer.


o If you have a concern regarding a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously to the Board's Audit Committee, you may do so by using any of the methods indicated above and note that you wish the matter to be sent to the GTSI Audit Committee.

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

GTSI will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by the law, the confidentiality of anyone requesting guidance or reporting questionable behavior or a possible violation. GTSI will not tolerate any retribution against any employee who in good faith reports a potential non-compliance. As well, any employee who knowingly reports a false non-compliance report for the purpose of harming another individual will be subject to disciplinary action.

Responsibility
All other Company policies are applicable to this Code of Ethics. Please refer to the Policies on the GTSI Company Intranet. The GTSI Legal Department is responsible for maintaining and interpreting this policy. Please direct any questions to Legal. If an issue arises about how this policy is applied, Legal may elevate it to the appropriate executives for consultation and resolution. In administering the Program, GTSI Legal works closely with Finance, Human Resources, and Internal Audit.

Policy Issued:          March 2004
Policy Supercedes:      Professional Ethics, June 2003


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